Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Coffee Holding Co., Inc. on Form S-3 of our report dated January 31, 2025 with respect to our audits of the consolidated financial statements of Coffee Holding Co, Inc. as of October 31 2024 and 2023 and for the years ended October 31, 2024 and 2023 appearing in the Annual Report on Form 10-K of Coffee Holding Co., Inc. dated January 31, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

March 14, 2025